Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between Matthew Murphy (“Executive”) Greenbacker Renewable Energy Company, LLC, Greenbacker Administration, LLC, and Greenbacker Capital Management (collectively, “Employer”) (Executive and Employer shall be collectively referred to as the “Parties”) sets forth the Parties’ agreement governing the terms of Executive’s transition and separation from Employer.

Whereas, Executive has been employed by Employer for a period of time; and

Whereas, it is the desire of the Employer to continue to assure itself of the services of Executive on the terms herein provided by entering into this Agreement; and

Whereas, it is the desire of Executive to continue to provide services to the Employer on the terms herein provided; and

Whereas, the Employer wishes to offer Executive other benefits in exchange for Executive’s general release of claims and other promises and covenants.

Now Therefore, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.         Transition and Separation of Employment. Executive understands, acknowledges, and agrees that he will resign his employment with Employer, effective on or before December 31, 2025 (the “Separation Date”), unless (i) Executive’s employment terminates as provided in Section 3 herein, or (ii) Employer requests in writing that Executive extend his employment past December 31, 2025, and Executive agrees to that extension in writing, in which case, the Separation Date will be the date of the separation of Executive’s employment as reflected in the writings exchanged between the Parties. The period between the date of this Agreement and the Separation Date shall be referred to as the “Transition Period.” During the Transition Period,

Executive shall retain the title of “Senior Advisor,” and agrees to (i) perform, to the best of his skill and ability, the job duties listed in Exhibit A, and (ii) make a reasonable effort to meet the goals set forth in Exhibit A. Except as provided in this Agreement, Executive specifically waives, releases and discharges any right or entitlement he may have to any further wages, salary, incentive compensation, bonuses, commissions, incentive payments or other compensation or payments from Employer. Executive further waives, releases and discharges any right or entitlement he may have to any benefits or payments set forth in the Executive Protection Plan, dated August 19, 2022, and its counterparts or related documents (“EPP”), or any other similar plans or agreements.

2.	Compensation and Benefits During Transition Period.

A.	Executive understands and agrees that, during the Transition Period, Executive shall be paid a base salary at the annualized rate of Four Hundred Thirty-Four Thousand Seven Hundred Eighty Dollars and 16 Cents ($434,780.16), less applicable taxes and withholdings (“Base Salary”), in accordance with the customary payroll practices of the Employer.

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Executive:

B.	Executive shall be eligible for a bonus equal to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Incremental Bonus”) plus any Success Bonus (as defined and described in Exhibit A) (the “Success Bonus”). The Incremental Bonus shall be payable based on Executive meeting or exceeding the goals and expectations set forth in Section B of Exhibit A as determined by the Employer in good faith. Employer agrees to pay any Bonus payable to Executive within 10 business days of the earliest to occur of (i) March 1, 2026, and (ii) the date on which Employer is able to determine whether Executive met or exceeded requirements for the Incremental Bonus and the Success Bonus set forth in Exhibit A. In no event, however, will Employer pay Executive any Bonus before the Separation Date. The bonuses described herein are intended to replace any bonus for which Executive would have been eligible absent this Agreement, and Executive acknowledges he will not be eligible for any bonus payments whatsoever other than those described in this Section 2.B.

C.	During the Transition Period, Executive shall continue to be eligible to participate in employee benefit plans, programs, policies and arrangements as the Employer may from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs, policies and arrangements may be amended from time to time; provided that in no event shall Executive be eligible to participate in any severance plan or program of Employer (including the EPP), and waives any right to any benefits or payment sets forth under any of those plans or programs, except as set forth in this Agreement.

3.          Termination of Employment Prior to December 31, 2025. Executive understands, acknowledges and agrees that his employment with Employer remains “at will,” and that either he or Employer may terminate his employment at any time and for any reason. If, prior to December 31, 2025, Employer terminates Executive’s employment (i) without “Cause” (as defined in the EPP, notwithstanding that Executive will no longer be a participant in the EPP as of and following the date of this Agreement), or (ii) due to Executive’s death or Disability (as defined in the EPP, notwithstanding that Executive will no longer be a participant in the EPP as of and following the date of this Agreement), then subject to Executive’s (a) continued compliance with the terms and conditions of Sections 20 and 21 of this Agreement and (b) Executive’s timely execution and non-revocation of a release of claims agreement in a form approved by the Employer (the “General Release”), Employer will continue to pay Executive the Base Salary in substantially equal installments in accordance with Employer’s normal payroll practices for the period beginning on the Separation Date and ending on December 31, 2025 (“Salary Continuation”) and, if Executive is reasonably on track and expected to meet all goals set forth in Section B of Exhibit A, as determined by Employer in good faith, Employer shall pay the full Incremental Bonus amount in Exhibit A as if Executive had met all the goals therein and, if any dispute or insurance issue has been resolved or is expected to be resolved within the next 60 days, Employer shall pay the applicable Success Bonus attributable to such resolution or resolutions, provided that the Executive executes Exhibit B to this Agreement, pursuant to the timeframe set forth therein, and agrees to forego his revocation rights as described therein.

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Employer:
Executive:

If, prior to December 31, 2025, (i) Employer terminates Executive’s employment for “Cause” (as defined in the EPP, notwithstanding that Executive will no longer be a participant in the EPP as of and following the date of this Agreement) or (ii) Executive voluntarily resigns his employment, Executive shall not be entitled to any Salary Continuation or Bonus payments.

4.	Post-Separation Benefits for Release.

A.	In consideration of the complete execution of this Agreement by the Parties, the final and irrevocable effectiveness of this Agreement, and as a material inducement for Employee to execute this Agreement, Employer shall pay Employee the gross amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), less all applicable withholdings for taxes and deductions (the “Separation Payment”), provided Employee fulfills all necessary conditions set forth in Section 4.B. herein. If Employee fails to fulfill any of the conditions set forth in Section 4.B. herein, he shall not be eligible to receive the Separation Payment. For the avoidance of doubt, no conditions other than those set forth in this Section 4 apply to Employer’s obligation to pay Employee the Separation Payment. Employer or its designee shall issue an IRS Form W-2 to Employee to reflect the Separation Payment.

B.	For Executive to be eligible for the Separation Payment and benefits as set forth in Section 4.A. of this Agreement, Executive must fulfill the following:

a.	Execute the General Waiver and Mutual Release of Legal Claims attached hereto as Exhibit B, no earlier than the Separation Date, but no later than twenty-one (21) calendar days following the Separation Date, and forego the revocation rights expressly stated in Exhibit B. If Executive fails or refuses to execute the General Waiver and Mutual Release of Legal Claims attached hereto as Exhibit B, pursuant to the timeframe set forth herein, and to forego the revocation rights expressly stated in Exhibit B, he shall not be eligible to receive the benefits specified in Section 4.A. of this Agreement, and Employer shall not be obligated to execute or be bound by Exhibit B to this Agreement. Provided that the Executive executes Exhibit B, pursuant to the timeframe set forth herein, and agrees to forego his revocation rights as described above, Employer shall pay the Separation Payment to Executive within ten (10) business days of the Second Effective Date set forth in Section 2 of Exhibit B; and

b.	Comply with and/or complete the job duties and goals, as set forth in Exhibit A to this Agreement, prior to the Separation Date, to the reasonable satisfaction to the Employer and comply with all material terms of this Agreement;

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Executive:

c.	Executive shall not be eligible to receive the Separation Payment or benefits set forth in this Section 4 or Exhibit B, and Employer shall not be bound by or obligated to execute Exhibit B or pay the Separation Payment if, prior to December 31, 2025: (i) Employer terminates Executive’s employment for “Cause” (as defined in the EPP, notwithstanding that Executive will no longer be a participant in the EPP as of and following the date of this Agreement); (ii) Executive voluntarily resigns his employment;; or (iii) Executive fails to fulfill any of the conditions set forth herein.

C.	The Parties acknowledge and agree that after the Separation Date (as defined in Section 1 of the Agreement), except as set forth in this Agreement, neither Employer nor any of the Employer Releasees (as defined in Section 5 below) shall be under any further obligation to make or provide any payments or benefits to Executive or his attorney. Executive expressly represents, acknowledges and agrees that, except as set forth in this Agreement, he is entitled to no other wages, compensation, privileges, perquisites, benefits, or payments whatsoever from Employer or any of the Employer Releasees other than (a) any rights Executive may have with respect to any IRS-defined benefit plan, including, but not limited to, any right to receive any amounts in a 401(k) Plan account, (b) any rights Executive may have under COBRA to continuation of coverage under Employer’s group health or dental benefits plan, or (c) any rights Executive may have to unemployment compensation. Executive agrees that, by executing this Agreement, he is releasing, discharging and waiving all rights and benefits he may be entitled to under the EPP.

5.           Release Of Claims. In consideration of the obligations undertaken herein by Employer, Executive, for himself and his heirs, assigns, executors, administrators, agents, successors in interest, spouse and legal representatives, hereby expressly releases, acquits and forever discharges Employer, its current and former parents, subsidiaries, affiliates and each and all of their current or former agents, representatives, assigns, successors and insurers, and all persons acting by, through, under or in concert with any of them, and each of them (referred to collectively as the “Employer Releasees”), of and from any and all claims, causes of action, liabilities, of any kind or nature whatsoever, whether known or unknown, which Executive now has or at any time prior to this Agreement has had, owned or held, or claims to have, own or hold, resulting from, arising out of or connected with Executive’s employment with Employer or the termination of that employment, including, without limitation, any and all claims of any kind whatsoever resulting from, arising out of or connected with any other relationship between Executive and Employer or any of the Employer Releasees, Maine Human Rights Act, the Fair Labor Standards Act, the Maine Wage Payment Law (26 M.R.S.A.§ 621-A, et seq., and 26 M.R.S.A.§ 661, et seq.), Maine Family and Medical Leave Requirements, the New York State Human Rights Law (NY Exec. Law §§ 290 to 301), New York State Labor Law, New York City Human Rights Law (NYC Admin. Code §§ 8-101 to 8-703), New York State Civil Rights Law (NY Civ. Rights Law §§ 40-45), New York Workers’ Comp. Law § 125, New York City Earned Safe and Sick Time Act (NYC Admin. Code §§ 20-911 to 20-924), Vermont Fair Employment Practices Act (FEPA) (21 VSA §§ 495-496a), Vermont Parental and Family Leave Act (VPFLA) (21 VSA §§ 470-474), Vermont Fair Employment Practices Act, Vermont Parental and Family Leave Act, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Rehabilitation Act, or any other federal, state or local laws, regulations or ordinances relating to the payment of wages and other compensation or prohibiting employment discrimination, harassment or retaliation. Except as otherwise provided in this Agreement, Executive specifically waives, releases and discharges any right or entitlement he may have to any further wages, salary, incentive compensation, bonuses, commissions, incentive payments or other compensation or payments from Employer. Executive further specifically waives, release and discharges any right or entitlement he may have to any benefits, compensation or payments under any severance plan or program of Employer, including, without limitation, the EPP.

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Employer:
Executive:

Executive represents, acknowledges and agrees that he has not filed any complaints, charges, actions, administrative charges or legal proceedings against Employer or any of the Employer Releasees with any federal, state or local governmental agency, court or other body (each individually a “Proceeding”) and that he (a) acknowledges that he will not file or initiate on his behalf any Proceeding against Employer or any of the Employer Releasees based upon conduct or matters occurring prior to the date of this Agreement and (b) waives any monetary benefit, recovery or relief against Employer and each or any of the Employer Releasees arising out of any Proceeding (regardless of who has filed or initiated the Proceeding). Notwithstanding the above, nothing in this paragraph shall be construed to interfere with Executive’s right, if any, to participate in an investigation or proceeding conducted by any government agency, including any Proceeding conducted by the Maine Human Rights Commission (“MHRC”), Vermont Human Rights Commission (“VHRC”), New York State Division of Human Rights (“NYSDHR”), New York City Commission on Human Rights (“NYCCHR”) or United States Equal Employment Opportunity Commission (“EEOC”). Further, Employee understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against Employer and limiting also his ability to pursue claims against the Employer Releasees. Notwithstanding the above, nothing in this Section 5 shall be construed to interfere with Employee’s right, if any, to participate in an investigation or Proceeding conducted by the VHRC, MHRC, NYSDHR, NYCCHR or EEOC or to file a charge or complaint with the VHRC, MHRC, NYSDHR, NYCCHR or EEOC. However, the consideration provided to Employee in this Agreement shall be the sole relief provided for the claims that are released by Employee herein.

6.         Return Of Property. Executive acknowledges and agrees that all property (including, without limitation, laptops, cell phones, electronic equipment or other company-issued property), materials, documents and information relating in any way to the business of Employer, including, but not limited to, Confidential Information (as defined in Section 21 below) and trade secrets disclosed to, or provided to, or acquired by, or generated by, Executive, or which Executive had access to or care, custody or control of during the course of his employment with Employer, remains the sole and exclusive property of Employer, and that Executive will return all such property to Employer within five (5) business days of the Separation Date. In the event that Executive thereafter discovers any additional Employer-issued property remains in his possession, custody or control, Executive acknowledges and agrees to return to Employer any such additional property within three (3) business days after the Executive discovers that such Employer-issued property is in his possession, custody or control.

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Executive:

7.         Employment Verification. Executive agrees to refer any request for information from Executive’s employers or prospective employers to Employer’s Chief People Officer. Employer hereby confirms that, consistent with its standard practice for responding to requests for employment references about its former Employees, upon receipt of a request for information from Executive’s employers or prospective employers seeking verification of his employment with Employer, Employer will provide or confirm only Executive’s employment status, dates of employment and job title. If Executive fails to comply with the obligations set forth in the first sentence of this Section, then Employer’s obligations under this Section shall cease.

8.         Non-Disparagement. Executive promises, covenants and agrees that he will not say, write, express, communicate or relate anything disparaging, defamatory or false about Employer or any of the Employer Releasees, or any of their business practices and activities, to any third person or entity, except when otherwise required by process of law. Employer promises, covenants and agrees that it will direct all members of Employer’s Board of Directors and Executive Committee not to say, write, express, communicate or relate anything disparaging, defamatory or false about Executive, or any of his business practices and activities, to any third person or entity, except when otherwise required by process of law.

9.         Consideration and Revocation Period. In accordance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”), as well as applicable New York state law, Executive agrees to the following: Executive agrees and expressly acknowledges that he is aware that this Agreement includes a waiver and release of all claims which he has or may have had under the Age Discrimination in Employment Act (“ADEA”) or under New York state law. The following terms and conditions apply to and are part of the waiver and release of claims under the ADEA and New York state law under this Agreement:

a.	This paragraph, and this Agreement, are written in a manner calculated to be understood by Executive, and Executive acknowledges that he does understand them.

b.	The waiver and release of claims contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

c.	This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

d.	Executive has been advised to consult an attorney before signing this Agreement.

e.	Executive has been granted twenty-one (21) business days after he was presented with this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive acknowledges that he has done so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

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Executive:

f.	Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Executive will not receive any of its benefits.

g.	The Parties understand, acknowledge and agree that Executive may cancel this Agreement within seven (7) days of signing it. Therefore, this Agreement will not become effective or enforceable until the eighth (8th) day after Executive has signed this Agreement. The eighth (8th) day after Executive signs this Agreement is called the “Effective Date.”

If Executive wishes to revoke this Agreement, he must deliver written notice stating the intent to revoke this Agreement to (by email at debi.lee@greenbackercapital.com, or by registered, certified or overnight mail to the attention of: Debi Lee, Chief People Officer, Greenbacker Capital, 230 Park Avenue, Suite 1560, NY NY 10169), either by certified mail or overnight delivery on or before the seventh (7th) day after the date on which he has signed this Agreement.

10.        Severability and Blue Pencil. The provisions of this Agreement are severable. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

11.        Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the matters set forth herein and supersedes and replaces any and all prior and contemporaneous agreements, representations, promises or understandings of any kind between the parties, excluding only any promises by Executive regarding confidentiality or non-disclosure of Employer information or property. This Agreement specifically supersedes and replaces the EPP, which shall be rendered null and void. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both Parties.

12.        Confidentiality. Executive promises, covenants and agrees not to discuss, disclose or divulge the terms, contents or existence of this Agreement to any person, and not to show this Agreement to any person, except his financial, legal or tax advisor or spouse (each of whom shall be informed of this confidentiality provision and must first agree to keep this information confidential), or when otherwise required by law or process of law. The foregoing provision is not intended to prevent Executive from providing truthful and accurate information as otherwise required by applicable law or for the specific purpose of enforcing the terms of this Agreement.

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Executive:

13.       Binding Effect. This Agreement, and all the provisions contained herein, shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective heirs, successors and assigns.

14.       Governing Law, Forum and Jury Waiver. This Agreement and any disputes arising in connection with it shall be construed and governed in accordance with the laws of the State of New York. Any dispute arising under or in connection with this Agreement or related to any matter which is the subject of the Agreement shall be subject to the exclusive jurisdiction of the state and/or federal courts located in New York. Executive agrees that any legal action brought under this Section shall be heard before a single judge in any court of competent jurisdiction in the State of New York, and Executive and Employer each expressly waive their right to a trial by jury.

15.       Waiver Of Breach. A waiver by any Party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of the same or any other provisions of this Agreement. The understandings and representations of the Parties set forth in this Agreement shall survive any breach of this Agreement and be enforceable by any non-breaching Party.

16.       Injunctive Relief. Executive acknowledges and agrees that the terms of this Agreement are reasonable and that Executive’s compliance with this Agreement is necessary to protect the business and good-will of Employer and that any actual or prospective breach of Executive’s promises or covenants in this Agreement will cause irreparable harm to Employer and that the damages arising therefrom would be difficult, if not impossible, to ascertain. Accordingly, if Executive breaches or attempts to breach any of the promises or covenants in this Agreement, Employer shall be entitled to obtain immediate temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction, to enforce the terms of this Agreement and enjoin Executive from continuing or commencing any activity which would violate this Agreement, in addition to any and all other rights or remedies available to Employer under applicable law. Nothing in this Section 16 is intended to preclude Employer from pursuing any and all other remedies that may be available to it in law or at equity, or any other remedies available to Employer pursuant to this Agreement.

17.       Remedies Upon Breach. Executive acknowledges and agrees that, in the event he breaches any of the terms or provisions of this Agreement, nothing herein shall be construed to preclude or limit Employer from asserting claims or filing a lawsuit against Executive for the purpose of (a) enforcing its rights under this Agreement, (b) recovering moneys paid or benefits provided under this Agreement, or (c) pursuing any other rights and remedies available under law. This Agreement may be introduced as evidence in a proceeding or court action only for purposes of enforcing its terms or to evidence the Parties’ intent in executing it. In addition, Executive acknowledges, understands and agrees that if he materially breaches any provision of this Agreement, he will cease to be eligible for any payments and benefits under this Agreement and Employer may, in its sole discretion, discontinue remaining installments, payments and benefits, if any, under Sections 3 and 4 of this Agreement, and may require Executive to reimburse the value of payments and benefits previously paid to Executive under any provision of this Agreement.

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18.        Further Execution. Both parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

19.        Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

20.        Non-Solicitation of Employees and Contractors. Executive agrees that, for a period of one (1) year following the execution of this Agreement, he shall not, directly or indirectly, on his behalf or on behalf of any other Person, solicit or induce, attempt to solicit or induce, or assist another in attempting to solicit or induce, anyone who Executive knows is an employee or independent contractor of Employer or Employer Releasees to leave their or its employment or engagement with the Employer and accept employment elsewhere, provided that general advertisements or solicitation campaigns shall not violate this paragraph.

21.        Non-Disclosure of Confidential Information. Executive promises and agrees to maintain and ensure the strictest confidentiality of all confidential and proprietary information and materials concerning the business and practices of Employer which are not available generally to the public, confidential information of Employer’s clients, customers, investors, business partners, projects, contractors, Employer’s confidential customer lists, or confidential personnel information or confidential business information (specifically including, but not limited to: financial information; business forecasts and plans; marketing plans and promotional plans, proposals or strategies; client and customer lists and information; prospect lists and information; pricing information and methods; business methods; contracts; personnel information) (referred to collectively as “Confidential Information”), and not to directly or indirectly disclose or reveal any Confidential Information to any entity or person outside of Employer, and not to retain, use or misappropriate any Confidential Information for any purpose whatsoever. Employee is advised that, pursuant to Section 7(b) of the Defend Trade Secrets Act of 2016, he shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (a) is made: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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In Witness Whereof, the Parties hereto have executed this Agreement as of the date and year set forth below.

I have read everything in this Agreement, and I understand everything that is in this Agreement. I understand that this Agreement is a contract and a legal document and that I should talk to my lawyer about it before signing it. I understand and have been told by Employer that I may take 21 business days to decide whether or not I want to sign this Agreement. I acknowledge and agree that if I decide to sign this Agreement prior to considering it for 21 days, I do so knowingly and voluntarily and by so doing waive my right to use the full 21 days to consider this Agreement. I hereby state that I have had all of the time I want and need to talk to a lawyer about this Agreement before signing it. No one has made me any promises to get me to sign this Agreement, except for the promises that are written on this Agreement itself. No one has forced me to sign this Agreement and I sign it of my own free will. I understand that I can cancel this Agreement within 7 days if I want to. I hereby accept and agree to all of the terms of this Agreement.

Date:	9/15/2025
Matthew Murphy

Greenbacker Renewable Energy Company, Greenbacker Administration, Greenbacker Capital Management

Date:	9/12/2025	By:
		Name:	Daniel de Boer
		Its:	Authorized Person

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Employer:
Executive:

EXHIBIT A

BONUS: SCOPE OF DUTIES AND GOALS

A.	Success Bonus

i.	Disputes and Insurance resolutions

1.	Executive will be paid 20% of proceeds greater than budgeted loss or settlement figures and transaction expenses from major dispute and insurance resolutions.

2.	Budgets for major disputes (new or ongoing) and insurance resolutions to be submitted by Executive to and approved by CEO and COO.

3.	Formulas for calculating amounts are:

a.	For disputes, basis will be Greenbacker’s break-even dollar value (as agreed by CEO and COO), plus expense of resolution. For example, if Greenbacker’s break-even value for an offtake dispute is $10.5 million and expenses to resolve the dispute are $800,000, Executive would be paid 20% of any funds above $11.3 million recovered in the dispute.

b.	For insurance, the basis is the amount above 90% of total loss. Assume, for example, that a site has a loss due to a hailstorm requiring $600,000 in repairs and causing $400,000 in lost revenue, for a total loss of $1 million. In this case, Executive would be paid 20% of any funds above $900,000 recovered through insurance.

ii.	Operational Revenue Improvement: Executive will be paid $40,000 per percentage point increase of the Independent Power Producer revenue ( above the published 2025 budget. This portion of the Success Bonus will be capped at 4% (and thus the maximum bonus under this provision is $160,000).

iii.	Overhead Reduction: Executive will be paid a bonus equal to 8% of all savings above $4.5 million as compared to the 2025 budget. Any questions about what expenses constitute Overhead for purposes of this portion of the bonus will be resolved as agreed by the CEO and COO.

B.	Incremental Bonus - $150,000.00 if all goals described below are met; items below are the job duties and goals described in Section 1 of this Agreement

a.	Profitability (25% of Incremental Bonus)

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Executive:

i.	Execute on further decreases in Operations Overhead costs in 2025 to be identified by cost containment taskforce in Q2 2025.

ii.	Decrease Operations overhead expense by $1.5mm in 2025.

iii.	Reduce Fleet Expense by $2-3mm to be realized in future years through contract renegotiation and change in services, with at least 50% annualized in 2026.

b.	Fleet Performance (10% of Incremental Bonus)

i.	Implement lost revenue from weather adjusted availability, with a carve out for unforeseen force majeure and insurable events (the “Operational Downtime Metric”).

ii.	Implement monthly/quarterly automation of metric through data warehouse for all sites and portfolios by 11/30/2025.

iii.	Incorporate downtime metric into AM and Field Ops normal workflow.

iv.	Work to improve operational downtime metric.

v.	Implement target goal for new metric for 2026 budget.

c.	Mentor and Develop Opps Leadership Team (10% of incremental bonus)

i.	Create go forward org chart with assistance from new EVP of Ops.

ii.	Create transition plan for all Operations teams with assistance from new EVP of Ops.

iii.	Transition leadership of Fleet Operating teams (Field Ops + AM) to new EVP of Operations

iv.	Transition PMO/Technology teams to CFO’s leadership

d.	IT/PMO (10% of incremental bonus)

i.	Maintain service quality and standards per SLAs.

ii.	Create go-forward scope and schedule for reporting deliverables

iii.	Support PMO / business leaders to complete transition plan

iv.	Oversee preparation and delivery of monthly & quarterly fleet / budget reporting to ExCom, Board and ad hoc needs.

e.	Litigation / Insurance Claims (10% of Incremental Bonus)

i.	Oversee existing litigation and insurance claims until the Separation Date.

ii.	Employer and Executive may agree to Executive’s continued oversight after the Separation Date in a consulting or similar capacity. Absent such agreement, Employer will pay Executive this portion of the Incentive Bonus, i.e. $15,000, in full.

iii.	Additional items mutually agreed-upon.

f.	Achieve EBITDA Target of $104,561,000 (25% of Incremental Bonus)

i.	Threshold 92.5% of adjusted EBITDA

ii.	Goal: 100% of adjusted EBITDA

iii.	Stretch Goal: 107.5% of adjusted EBITDA

g.	Sale of Module inventory above $0.06/W (10% of Incremental Bonus)

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EXHIBIT B

GENERAL WAIVER AND MUTUAL RELEASE OF LEGAL CLAIMS

1.          Mutual Release Of Claims. In consideration of the obligations undertaken herein by Employer, Executive, for himself and his heirs, assigns, executors, administrators, agents, successors in interest, spouse and legal representatives, hereby expressly releases, acquits and forever discharges Employer, its current and former parents, subsidiaries, affiliates and each and all of their current or former agents, representatives, assigns, successors and insurers, and all persons acting by, through, under or in concert with any of them, and each of them (referred to collectively as the “Employer Releasees”), of and from any and all claims, causes of action, liabilities, of any kind or nature whatsoever, whether known or unknown, which Executive now has or at any time prior to this Agreement has had, owned or held, or claims to have, own or hold, resulting from, arising out of or connected with Executive’s employment with Employer or the termination of that employment, including, without limitation, any and all claims of any kind whatsoever resulting from, arising out of or connected with any other relationship between Executive and Employer or any of the Employer Releasees, Maine Human Rights Act, the Fair Labor Standards Act, the Maine Wage Payment Law (26 M.R.S.A.§ 621-A, et seq., and 26 M.R.S.A.§ 661, et seq.), Maine Family and Medical Leave Requirements, the New York State Human Rights Law (NY Exec. Law §§ 290 to 301), New York State Labor Law, New York City Human Rights Law (NYC Admin. Code §§ 8-101 to 8-703), New York State Civil Rights Law (NY Civ. Rights Law §§ 40-45), New York Workers’ Comp. Law § 125, New York City Earned Safe and Sick Time Act (NYC Admin. Code §§ 20-911 to 20-924), Vermont Fair Employment Practices Act (FEPA) (21 VSA §§ 495-496a), Vermont Parental and Family Leave Act (VPFLA) (21 VSA §§ 470-474), Vermont Fair Employment Practices Act, Vermont Parental and Family Leave Act, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Rehabilitation Act, or any other federal, state or local laws, regulations or ordinances relating to the payment of wages and other compensation or prohibiting employment discrimination, harassment or retaliation. Except as otherwise provided in this Agreement, Executive specifically waives, releases and discharges any right or entitlement he may have to any further wages, salary, incentive compensation, bonuses, commissions, incentive payments or other compensation or payments from Employer, including payments or benefits under any severance or benefit plans, including without limitation, the EPP.

Initials
Employer:
Executive:

Executive represents, acknowledges and agrees that he has not filed any complaints, charges, actions, administrative charges or legal proceedings against Employer or any of the Employer Releasees with any federal, state or local governmental agency, court or other body (each individually a “Proceeding”) and that he (a) acknowledges that he will not file or initiate on his behalf any Proceeding against Employer or any of the Employer Releasees based upon conduct or matters occurring prior to the date of this Agreement and (b) waives any monetary benefit, recovery or relief against Employer and each or any of the Employer Releasees arising out of any Proceeding (regardless of who has filed or initiated the Proceeding). Notwithstanding the above, nothing in this paragraph shall be construed to interfere with Executive’s right, if any, to participate in an investigation or proceeding conducted by any government agency, including any Proceeding conducted by the Maine Human Rights Commission (“MHRC”), Vermont Human Rights Commission (“VHRC”), New York State Division of Human Rights (“NYSDHR”), New York City Commission on Human Rights (“NYCCHR”) or United States Equal Employment Opportunity Commission (“EEOC”). Further, Employee understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against Employer and limiting also his ability to pursue claims against the Employer Releasees. Notwithstanding the above, nothing in this Section 1 shall be construed to interfere with Employee’s right, if any, to participate in an investigation or Proceeding conducted by the VHRC, MHRC, NYSDHR, NYCCHR or EEOC or to file a charge or complaint with the VHRC, MHRC, NYSDHR, NYCCHR or EEOC. However, the consideration provided to Employee in this Agreement shall be the sole relief provided for the claims that are released by Employee herein.

By signing this Agreement, Employer promises, covenants, and agrees, to the fullest extent permitted by law, never to commence, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages, or liabilities which are released by this Agreement. Employer promises, covenants, and agrees to indemnify and hold harmless Executive from and against any and all claims, demands, causes of actions, obligations, damages, or liabilities, including court costs and reasonable attorneys’ fees, arising from any action or proceeding brought, filed, or prosecuted by Employer in violation of this paragraph. Employer acknowledges and agrees that the above stated release releases and precludes any claims of which Employer is not now aware and of which he may only become aware at some later date but have already occurred, except for any claims related to Executive’s breach of fiduciary duty to Employer, breach of restrictive covenants, or violation of state or federal laws relating to the protection of trade secrets and confidential information, in either case arising from conduct or facts Employer is not aware of at the time of execution of this Agreement, which are not released through this Agreement.

2.          Consideration and Revocation Period. In accordance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”), as well as applicable New York state law, Executive agrees to the following: Executive agrees and expressly acknowledges that he is aware that this Agreement includes a waiver and release of all claims which he has or may have had under the Age Discrimination in Employment Act (“ADEA”) or under New York state law. The following terms and conditions apply to and are part of the waiver and release of claims under the ADEA and New York state law under this Agreement:

a.	This paragraph, and this Agreement, are written in a manner calculated to be understood by Executive, and Executive acknowledges that he does understand them.

b.	The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

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Employer:
Executive:

c.	This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

d.	Executive has been advised to consult an attorney before signing this Agreement.

e.	Executive has been granted twenty-one (21) business days after he was presented with this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive acknowledges that he has done so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

f.	Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Executive will not receive any of its benefits.

g.	The Parties understand, acknowledge and agree that Executive may cancel this Agreement within seven (7) days of signing it. Therefore, this Agreement will not become effective or enforceable until the eighth (8th) day after Executive has signed this Agreement. The eighth (8th) day after Executive signs this Agreement is called the “Second Effective Date.”

If Executive wishes to revoke this Agreement, he must deliver written notice stating the intent to revoke this Agreement to (by email at debi.lee@greenbackercapital.com, or by registered, certified or overnight mail to the attention of: Debi Lee, Chief People Officer, Greenbacker Capital, 230 Park Avenue, Suite 1560, NY 10169), either by certified mail or overnight delivery on or before the seventh (7th) day after the date on which he has signed this Agreement.

3.           No Other Payments Or Benefits. The Parties acknowledge and agree that after the Separation Date (as defined in Section 1 of the Agreement) or Executive’s last date of employment with Employer, whichever is earlier, except as set forth in this Agreement, neither Employer nor any of the Employer Releasees (as defined in Section 1 above) shall be under any further obligation to make or provide any payments or benefits to Executive or his attorney. Executive expressly represents, acknowledges and agrees that, except as set forth in this Agreement, he is entitled to no other wages, compensation, privileges, perquisites, benefits, or payments whatsoever from Employer or any of the Employer Releasees other than (a) any rights Executive may have with respect to any IRS-defined benefit plan, including, but not limited to, any right to receive any amounts in a 401(k) Plan account, (b) any rights Executive may have under COBRA to continuation of coverage under Employer’s group health or dental benefits plan, or (c) any rights Executive may have to unemployment compensation. Executive further acknowledges and agrees that, by virtue of his execution of the Agreement, the EPP is null and void, and he is not entitled to, and has waived, released and discharged any right to, any benefits or payments under the EPP.

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Employer:
Executive:

4.         Mutual Non-Disparagement. Executive promises, covenants, and agrees that, except as required or allowed by applicable law or process of law or as otherwise permitted in this Agreement, he will never say, write, express, communicate or relate anything disparaging, defamatory or false about Employer or any of the Employer Releasees, or any of their business practices and activities, except when the transmission of otherwise truthful statements is reasonably required by business necessity. Employer agrees that, except as required or allowed by applicable law or process of law as otherwise permitted in this Agreement, or when the transmission of otherwise truthful statements is reasonably required by business necessity, it will not authorize anyone to make, any statement (oral, written, or otherwise) that is disparaging, defamatory or false about Executive to any third party who is not employed by Employer or Employer Releasees.

5.         Consent and Acknowledgment. Executive has read everything in this release, Executive understands everything in this release, and Executive acknowledges that it is a legally binding instrument. Executive understands and Executive has been told by Employer that Executive may take 21 business days to decide whether or not Executive wants to sign this release. Executive acknowledges and agrees that if Executive decides to sign this release prior to considering it for 21 days, Executive does so knowingly and voluntarily and by so doing waive my right to use the full 21 days to consider this release. Executive hereby states that Executive has had all of the time Executive wants and needs to talk to a lawyer about this release before signing it. No one has made me any promises to get his to sign this release, except for the promises that are written in this release itself. No one has forced him to sign this release and Executive signs it of his own free will. Executive understands that Executive can cancel and revoke this release within 7 days if Executive wants to, but that Executive will not be eligible to receive any benefits under Section 4 of the Agreement if Executive does so. Executive hereby accepts and agrees to all of the terms of this release.

Date:	9/15/2025
Matthew Murphy

Greenbacker Renewable Energy Company, LLC Greenbacker Administration, LLC Greenbacker Capital Management

Date:	9/12/2025	By:
		Name:	Daniel de Boer
		Its:	Authorized Person

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Employer:
Executive: